Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Marsh & McLennan Companies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.550% Senior Notes due 2027	457(r)	$950,000,000	99.886%	$948,917,000	0.00015310	$145,279.19

Fees to Be Paid	Debt	4.650% Senior Notes due 2030	457(r)	$1,000,000,000	99.785%	$997,850,000	0.00015310	$152,770.84

Fees to Be Paid	Debt	4.850% Senior Notes due 2031	457(r)	$1,000,000,000	99.922%	$999,220,000	0.00015310	$152,980.58

Fees to Be Paid	Debt	5.000% Senior Notes due 2035	457(r)	$2,000,000,000	99.830%	$1,996,600,000	0.00015310	$305,679.46

Fees to Be Paid	Debt	5.350% Senior Notes due 2044	457(r)	$500,000,000	99.986%	$499,930,000	0.00015310	$76,539.28

Fees to Be Paid	Debt	5.400% Senior Notes due 2055	457(r)	$1,500,000,000	99.519%	$1,492,785,000	0.00015310	$228,545.38

Fees to Be Paid	Debt	Floating Rate Senior Notes due 2027	457(r)	$300,000,000	100.000%	$300,000,000	0.00015310	$45,930.00

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

					Total Offering Amounts			$7,235,302,000

					Total Fees Previously Paid			—

					Total Fee Offsets			—

					Net Fee Due			$1,107,724.73

1.	The securities sold in this offering are registered under the registrant’s existing registration statement on Form S-3 (File No. 333-280979 ).